Exhibit 99.1

Michael J. Long to Be Chairman

William E. Mitchell to Retire, As Previously Announced, Effective December 31, 2009

NEW YORK--(BUSINESS WIRE)--December 11, 2009--Arrow Electronics, Inc., (NYSE: ARW) today announced that Michael J. Long, president and chief executive officer, will be named Chairman of the Board, effective December 31, 2009, upon the previously announced retirement of William E. Mitchell.

“I look forward to the opportunities ahead for Arrow and our more than 12,000 employees around the world,” said Mr. Long. “Arrow is a great company and I am honored by this role and proud to be leading such a great organization.” Mr. Long added, “On behalf of the entire Arrow team I would like to thank Bill Mitchell for his leadership and many contributions.”

Mr. Long was previously named president and chief executive officer in May 2009.

Arrow Electronics (www.arrrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and approximately 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

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